Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-125289, No. 333-157050 and No. 333-201929 on Form S-8 of Brinker International, Inc. of our report dated May 25, 2017, with respect to the statements of net assets available for benefits of the Brinker International 401(k) Savings Plan as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule of Schedule H of Form 5500, line 4i- schedule of assets (held at end of year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the Brinker International 401(k) Savings Plan.
/s/ Whitley Penn LLP
Dallas, Texas
May 25, 2017

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